UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 27, 2006
TOLLGRADE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	000-27312	25-1537134
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)
493 Nixon Road
Cheswick, Pennsylvania 15024
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (412) 820-1400
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On November 27, 2006, Tollgrade Communications, Inc. (“Tollgrade”) entered into a lease agreement with Knightsbridge Realty L.L.C. (“Lessor”) for 11,429 square feet of leased space in Piscataway, New Jersey (the “Lease Agreement”). The Lease Agreement is expected to commence on February 28, 2007 and is for an initial term of five years and two months (the “Initial Term”). Tollgrade will occupy this space upon expiration of its current lease for facilities in Bridgewater, New Jersey, which expires on February 28, 2007. The Lease Agreement contains one five year renewal option, which must be exercised no sooner than fifteen nor later than twelve months prior to the expiration date of the Initial Term of the Lease Agreement (the “Renewal Term”). Pursuant to the Lease Agreement, the annual base rent payment for the Initial Term will be equal to $200,693.24, which will be payable in monthly installments equal to $16,724.44. The annual base rent payment for the Renewal Term will be the prevailing market rent at the time of the renewal or such other amount that Tollgrade and Lessor agree to prior to Tollgrade exercising its renewal option. Pursuant to the Lease Agreement, Tollgrade is also responsible for paying insurance, maintenance costs and its proportionate share of the operating costs as described in the Lease Agreement. Tollgrade has the option to terminate the Lease Agreement after thirty-eight months if Tollgrade provides Lessor with twelve months prior written notice and pays Lessor a termination fee of $244,807.00.
A copy of the Lease Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
The following exhibit is filed herewith.

Exhibit
Number	Description
10.1	Lease Agreement dated November 27, 2006 by and between Knightsbridge Realty L.L.C. and Tollgrade Communications, Inc., filed herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLLGRADE COMMUNICATIONS, INC.
Dated: November 30, 2006	By:	/s/ Sara M. Antol
Sara M. Antol
General Counsel and Secretary